EXHIBIT 99.1

European Commission Approves Oxbryta® (voxelotor) for the Treatment of Hemolytic Anemia in Patients with Sickle Cell Disease Age 12 Years and Older

The first sickle hemoglobin polymerization inhibitor approved in Europe, Oxbryta increases hemoglobin levels and reduces sickling and hemolysis – the cause of long-term complications of sickle cell disease

SOUTH SAN FRANCISCO, Calif., Feb. 16, 2022 (GLOBE NEWSWIRE) -- Global Blood Therapeutics, Inc. (GBT) (NASDAQ: GBT) today announced the European Commission (EC) has granted Marketing Authorization for Oxbryta® (voxelotor) for the treatment of hemolytic anemia due to sickle cell disease (SCD) in adult and pediatric patients 12 years of age and older as monotherapy or in combination with hydroxycarbamide (hydroxyurea). Oxbryta, a once-daily, oral treatment, is the first medicine approved in Europe that directly inhibits sickle hemoglobin (HbS) polymerization, the molecular basis of sickling and destruction of red blood cells in SCD.

“Living with sickle cell disease is a challenging life-long journey for patients and their families and can negatively impact every aspect of their lives. At GBT, our goal is to transform the treatment of sickle cell disease, and we are immensely proud to have developed an innovative medicine that we believe has the potential to change the trajectory of the disease,” said Sebastian Stachowiak, head of Europe and GCC at GBT. “We are thankful to the investigators, patients and others in the sickle cell community who supported the development of this therapy, and we hope it will make a very significant difference to the thousands of people in Europe living with the debilitating impact of this disease.”

SCD is one of the most prevalent genetic diseases in Europe, affecting approximately 52,000 people,1 primarily of African, Mediterranean and South Asian descent.2 In SCD, red blood cells lose their flexibility and become rigid, sticky and crescent or sickle shaped. The sickling process causes the breakdown of red blood cells (hemolysis) and consequent hemolytic anemia (low hemoglobin and low oxygen delivery in the body due to red blood cell destruction), which is experienced in varying degrees by all those living with SCD.3 Vasculopathy (lesions in small blood vessels) is caused by hemolysis and in conjunction with sickled cells, promotes blockages in capillaries and small blood vessels, causing pain and impeding the flow of blood and supply of oxygen throughout the body. People living with SCD experience progressive and life-threatening complications and morbidities, including damage to major organs such as the liver, kidneys, lungs and heart – which contribute to decreased quality of life and early death.4

“Hemolytic anemia is the root cause of significant morbidity in people living with sickle cell disease, yet available treatment options are limited,” said Dr. Baba Inusa, consultant and professor of paediatric haematology, Guy’s and St. Thomas’ NHS Foundation Trust, London and chair of the National Haemoglobinopathy Panel in England. “Treatment with Oxbryta has been shown to break the recurrent cycle of red blood cell sickling leading to their destruction – significantly improving patients’ hemoglobin levels and the blood’s oxygen-carrying capacity.”

The EC approval follows a positive opinion by the Committee for Medicinal Products for Human Use (CHMP) in December 2021 based on results of the Phase 3 HOPE (Hemoglobin Oxygen Affinity Modulation to Inhibit HbS PolymErization) Study demonstrating clinically meaningful and statistically significant improvements in hemoglobin (Hb) levels, accompanied by hemolysis, for patients treated with Oxbryta. Results from the HOPE Study were published in June 2019 in The New England Journal of Medicine and the analysis of the complete data from the HOPE Study were published in The Lancet Haematology in April 2021.

In the HOPE Study, Oxbryta demonstrated a favorable safety profile with limited and transitory adverse reactions. The most common adverse reactions occurring in ≥10% of patients treated with Oxbryta (1500mg) with a difference of >3% compared to placebo were headache (26% vs. 22%), diarrhea (20% vs. 10%), abdominal pain (14% vs. 8%), nausea (17% vs. 10%), fatigue (14% vs. 10%), rash (14% vs. 10%) and pyrexia (12% vs. 7%).5

The EC approval means Oxbryta has received marketing authorization in all EU member states, as well as in Iceland, Liechtenstein and Norway. In the United Kingdom, GBT has submitted an application to the Medicines and Healthcare products Regulatory Agency (MHRA) for a Great Britain Marketing Authorisation using the EC Decision Reliance Procedure.

About Sickle Cell Disease
Sickle cell disease (SCD) affects more than 100,000 people in the United States,3 an estimated 52,000 people in Europe,2 and millions of people throughout the world, particularly among those whose ancestors are from sub-Saharan Africa.3 It also affects people of Hispanic, South Asian, Southern European and Middle Eastern ancestry.3 SCD is a lifelong inherited rare blood disorder that impacts hemoglobin, a protein carried by red blood cells that delivers oxygen to tissues and organs throughout the body.6 Due to a genetic mutation, individuals with SCD form abnormal hemoglobin known as sickle hemoglobin. Through a process called hemoglobin polymerization, red blood cells become sickled – deoxygenated, crescent-shaped and rigid.3, 6, 7 The sickling process causes hemolytic anemia (low hemoglobin due to red blood cell destruction) and blockages in capillaries and small blood vessels, which impede the flow of blood and oxygen delivery throughout the body. The diminished oxygen delivery to tissues and organs can lead to life-threatening complications, including stroke and irreversible organ damage.4, 7, 8, 9 Complications of SCD begin in early childhood and can include neurocognitive impairment, acute chest syndrome, and silent and overt stroke, among other serious issues.10

About Oxbryta® (voxelotor)
Oxbryta (voxelotor) is an oral, once-daily therapy for patients with sickle cell disease (SCD). Oxbryta works by increasing hemoglobin’s affinity for oxygen. Since oxygenated sickle hemoglobin does not polymerize, Oxbryta inhibits sickle hemoglobin polymerization and the resultant sickling and destruction of red blood cells leading to hemolysis and hemolytic anemia, which are primary pathologies faced by every single person living with SCD. Through addressing hemolytic anemia and improving oxygen delivery throughout the body, GBT believes that Oxbryta has the potential to modify the course of SCD.

In November 2019, the U.S. Food and Drug Administration (FDA) granted accelerated approval for Oxbryta tablets for the treatment of SCD in adults and children 12 years of age and older, and in December 2021, the FDA expanded the approved use of Oxbryta for the treatment of SCD in patients 4 years of age and older in the United States.10 As a condition of accelerated approval for patients ages 4 and older in the United States, GBT will continue to study Oxbryta in the HOPE-KIDS 2 Study, a post-approval confirmatory study using transcranial Doppler (TCD) flow velocity to assess the ability of the therapy to decrease stroke risk in children 2 to 14 years of age.

In recognition of the critical need for new SCD treatments, the FDA granted Oxbryta Breakthrough Therapy, Fast Track, Orphan Drug, and Rare Pediatric Disease designations for the treatment of patients with SCD. Additionally, Oxbryta received the prestigious 2021 Prix Galien USA award for “Best Biotechnology Product” from The Galien Foundation.

Oxbryta has been granted Priority Medicines (PRIME) designation from the European Medicines Agency (EMA), Oxbryta was designated by the European Commission (EC) as an orphan medicinal product for the treatment of patients with SCD, and Oxbryta was granted Promising Innovative Medicine (PIM) designation in the United Kingdom from the Medicines and Healthcare products Regulatory Agency (MHRA). In addition, the Ministry of Health and Prevention (MOHAP) in the United Arab Emirates (UAE) has granted marketing authorization for Oxbryta for the treatment of SCD in adults and children 12 years of age and older.

Please click here for Important Safety Information and full Prescribing Information including Patient Information for Oxbryta in the U.S.

About Global Blood Therapeutics
Global Blood Therapeutics (GBT) is a biopharmaceutical company dedicated to the discovery, development and delivery of life-changing treatments that provide hope to underserved patient communities. Founded in 2011, GBT is delivering on its goal to transform the treatment and care of sickle cell disease (SCD), a lifelong, devastating inherited blood disorder. The company has introduced Oxbryta® (voxelotor), the first FDA-approved medicine that directly inhibits sickle hemoglobin (HbS) polymerization, the root cause of red blood cell sickling in SCD. GBT is also advancing its pipeline program in SCD with inclacumab, a P-selectin inhibitor in Phase 3 development to address pain crises associated with the disease, and GBT021601 (GBT601), the company’s next generation HbS polymerization inhibitor. In addition, GBT’s drug discovery teams are working on new targets to develop the next generation of treatments for SCD. To learn more, please visit www.gbt.com and follow the company on Twitter @GBT_news.

Forward-Looking Statements
Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including statements containing the words “will,” “anticipates,” “plans,” “believes,” “forecast,” “estimates,” “expects” and “intends,” or similar expressions. These forward-looking statements are based on GBT’s current expectations and actual results could differ materially. Statements in this press release may include statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. GBT intends these forward-looking statements, including statements regarding GBT’s priorities, dedication, commitment, focus, goals, mission and vision; safety, efficacy and mechanism of action of Oxbryta and other product characteristics; significance of reducing sickling and hemolysis and raising hemoglobin; commercialization, delivery, availability, use and commercial and medical potential of Oxbryta; significance of the Marketing Authorization for Oxbryta by the EC; ongoing and planned studies, clinical trials and registries and related protocols, activities, timing and other expectations; expanding the approved use of Oxbryta, including related activities and expectations; altering the treatment, course, trajectory and care of SCD, mitigating related complications and making a difference to people living with SCD; safety, efficacy, mechanism of action, advancement and potential of GBT’s drug candidates and pipeline; and working on new targets and discovering, developing and delivering treatments, to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and GBT makes this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect GBT’s current views about its plans, intentions, expectations, strategies and prospects, which are based on the information currently available to the company and on assumptions the company has made. GBT can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved, and, furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond GBT’s control, including, without limitation, risks and uncertainties relating to the COVID-19 pandemic, including the extent and duration of the impact on GBT’s business, including commercialization activities, regulatory efforts, research and development, corporate development activities and operating results, which will depend on future developments that are highly uncertain and cannot be accurately predicted, such as the ultimate duration of the pandemic, travel restrictions, quarantines, social distancing and business closure requirements in the U.S. and in other countries, and the effectiveness of actions taken globally to contain and treat the disease; the risks that GBT is continuing to establish its commercialization capabilities and may not be able to successfully commercialize Oxbryta; risks associated with GBT’s dependence on third parties for research, development, manufacture, distribution and commercialization activities; government and third-party payer actions, including those relating to reimbursement and pricing; risks and uncertainties relating to competitive treatments and other changes that may limit demand for Oxbryta; the risks regulatory authorities may require additional studies or data to support continued commercialization of Oxbryta; the risks that drug-related adverse events may be observed during commercialization or clinical development; data and results may not meet regulatory requirements or otherwise be sufficient for further development, regulatory review or approval; compliance with obligations under the Pharmakon loan; and the timing and progress of activities under GBT’s collaboration, license and distribution agreements; along with those risks set forth in GBT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and in GBT’s most recent Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission, as well as discussions of potential risks, uncertainties and other important factors in GBT’s subsequent filings with the U.S. Securities and Exchange Commission. Except as required by law, GBT assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Steven Immergut (media)
+1 650 410 3258
simmergut@gbt.com

Claudia Nabaie (media Europe)
+41 79 906 5814
cnabaie@gbt.com

Courtney Roberts (investors)
+1 650 351 7881
croberts@gbt.com

References

1 European Medicines Agency. EU/3/18/2125: Orphan designation for the treatment of sickle cell disease. https://www.ema.europa.eu/en/medicines/human/orphan-designations/eu3182125. Last accessed February 2022.
2 Centers for Disease Control and Prevention website. Sickle Cell Disease (SCD). https://www.cdc.gov/ncbddd/sicklecell/data.html. Last accessed February 2022.
3 European Medicines Agency. New treatment for sickle cell disease. https://www.ema.europa.eu/en/news/new-treatment-sickle-cell-disease. Last accessed February 2022.
4 Kato GJ et al. Nat Rev Dis Primers. 2018;4:18010.
5 Vichinsky E, Hoppe CC, Ataga KI, Ware RE, Nduba V, El-Beshlawy A, et al. A phase 3 randomized trial of Voxelotor in sickle cell disease. N Engl J Med. 2019;381(6):509–19.
6 National Heart, Lung, and Blood Institute website. Sickle Cell Disease. https://www.nhlbi.nih.gov/health-topics/sickle-cell-disease. Last accessed February 2022.
7 Rees DC, et al. Sickle cell disease. Lancet. 2010;376(9757):2018-2031.
8 Kato GJ et al. Intravascular hemolysis and the pathophysiology of sickle cell disease. J Clin Invest. 2017;127:750-760.
9 Caboot JB, et al. Hypoxemia in sickle cell disease: significance and management Paediatr Respir Rev. 2014;15(1):17-23.
10 Cooper TE et al. Pharmacological interventions for painful sickle cell vaso-occlusive crises in adults. Cochrane Database of Systematic Reviews. 2019.